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                           November 30, 2020

       James W. Sullivan
       Chief Financial Officer
       MoSys, Inc.
       2309 Bering Drive
       San Jose, CA 95131

                                                        Re: MoSys, Inc.
                                                            Registration
Statement on Form S-3
                                                            File No. 333-250936
                                                            Filed November 24,
2020

       Dear Mr. Sullivan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing